EXHIBIT 10.1

                                                        IVAX Corporation
                                                        4400 Biscayne Boulevard
                                                        Miami, Florida  33137
                                                        Telephone 305-575-6000


                              FOR IMMEDIATE RELEASE

           IVAX ANNOUNCES RESTRUCTURING; OFFERS THIRD QUARTER OUTLOOK

                         EXPECTS ANNUALIZED COST SAVINGS

                      FORECASTS LOSS FOR 1996 THIRD QUARTER

       RECEIVES FDA APPROVAL FOR PROPRIETARY DRUG ELMIRON/registered mark/

         Miami, Florida, September 30, 1996 -- IVAX Corporation (AMEX:IVX) announced today that it is restructuring its U.S. generic pharmaceutical business to enhance operating efficiencies and reduce costs. The restructuring includes work force reductions, facility consolidations and other cost saving measures. When fully implemented, IVAX expects the restructuring ultimately to reduce costs on an annualized basis by approximately $20 million before taxes. The restructuring is expected to give rise to an approximate $13 million pre-tax charge to be recorded in the 1996 third quarter.

         "As we indicated in our 1996 second quarter earnings release, we have scrutinized our generic drug business and, with today's announcement, we take the first steps of an ongoing, company-wide commitment to improve our competitive edge through cost reductions and improved efficiencies," said Phillip Frost, M.D., IVAX' Chairman and Chief Executive Officer. "In August, we created a task force comprised of IVAX' senior management to rapidly identify and implement strategies to reduce costs and improve efficiencies in our U.S. generic drug business without compromising product quality, customer satisfaction or future growth prospects. The task force's initial emphasis is on facility consolidation and work force reductions."

         "A linchpin of our plan to consolidate manufacturing facilities will take place shortly. In August 1996, we agreed to acquire from Glaxo Wellcome Inc. a highly-efficient, 275,000 square foot facility located in Kirkland, Canada. The acquisition is scheduled to close in the first quarter of 1997. The Kirkland facility has the capacity to manufacture a wide range of pharmaceutical products, including injectable pharmaceuticals, which is an important manufacturing capability that we do not presently possess. The facility comes staffed with approximately 165 highly-trained employees and is fully equipped. Following the acquisition, we will manufacture certain products for Glaxo Wellcome, and expect to contract manufacture products for other third parties on an ongoing basis. The facility's advanced, efficient


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IVAX Corporation
September 30, 1996
Page 2



equipment and design should ultimately lower the overall manufacturing costs of our products to be manufactured there."

         "IVAX' Shreveport, Louisiana facility, which manufactures a variety of generic and branded pharmaceuticals, is expected to be closed by year-end 1996. IVAX' Syosset, New York facility, which manufactures topical pharmaceutical products, and a related R&D facility, are expected to be closed by the end of the 1997 first quarter. Production from these facilities will be transferred to the Kirkland facility."

         "We also expect to close our facility located in Fort Lauderdale, Florida. Administrative and related functions presently located there will be transferred to our facilities in Miami late this year or in early 1997. Product packaging operations presently located in Fort Lauderdale will be transferred to the Kirkland facility during the 1997 first quarter."

         "Our generic drug distribution facility in Northvale, New Jersey is expected to be closed during the 1996 fourth quarter. Our Mason, Ohio generic drug distribution facility, and McGaw's distribution operations in Fairfield, Ohio, will be closed early in the 1997 second quarter. Distribution from those facilities ultimately will be transferred to an advanced, strategically-centralized distribution center to be leased in Kenton County, Kentucky. The Kentucky facility is being built by the owner to our specifications."

         "In addition to workforce reductions associated with these facility closings and consolidations, other workforce reductions are underway. We will continue the process of substantially streamlining our generic pharmaceutical selling, marketing, manufacturing, administrative and product development teams located at our two Miami facilities, at our St. Croix, Virgin Islands facility, and elsewhere. Not including employee positions arising from the Kirkland acquisition, the restructuring ultimately will result in the elimination of approximately 450 employee positions, which is over a quarter of the present employee positions at Zenith Goldline."

         "Many of the foregoing initiatives will begin to offer cost savings in the fourth quarter of 1996, and substantially all of them will be fully implemented and offering cost savings by early in the 1997 second quarter. Once the restructuring is fully implemented, we should see annualized cost savings of approximately $20 million before taxes, or $12 million after taxes."

         Dr. Frost commented on future initiatives: "Today's restructuring marks just the beginning of our commitment to improve shareholder value through improved efficiencies and cost reductions. We are targeting a number of other areas in our generic drug and other businesses for additional savings. For example, we are conducting an extensive evaluation of our U.S. pharmaceutical manufacturing operations to better utilize our remaining facilities. To assist us, we have retained a consulting firm that is well-recognized in strategic planning and engineering for the pharmaceutical industry."


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IVAX Corporation
September 30, 1996
Page 3


         "Along similar lines, after receiving FDA approval to do so, we will transfer production of our verapamil HCl ER product from Miami to Ireland. The transfer will permit us to close one of our Miami facilities and to better utilize our Irish facility, and will lower our effective tax rate by subjecting a portion of our verapamil profits to Ireland's favorable tax rates. Looking outside our U.S. generic drug business, as previously indicated, we are examining non-core businesses for opportunities to improve shareholder value."

         Dr. Frost provided a preliminary outlook for IVAX' 1996 third quarter results: "The restructuring is estimated to result in a 1996 third quarter charge of approximately $13 million before taxes, or about $8 million after taxes. As part of our ongoing efforts to streamline our operations, we may incur additional charges. In addition to the restructuring charge, several factors relating to our U.S. generic drug business will influence our third quarter results. First, our customer inventory levels continue to be high, so customer re-orders remain depressed. Second, prices have continued to decline for generic drug products. Third, lower prices at a time of elevated inventories will increase shelf stock adjustments paid to customers to levels well above more typical quarters. Fourth, we expect reserves for returns and inventory write-offs to be well above typical quarters as well. Lastly, a wholesaler customer who owed us approximately $16 million filed a Chapter 11 bankruptcy petition during the third quarter. Accordingly, in the 1996 third quarter, we supplemented our existing second quarter reserve of approximately $6 million relating to this account with additional reserves of approximately $7 million."

         "As a result, I regret to say that we forecast a loss of approximately $35 million for the 1996 third quarter, before taking into account the restructuring charge. Because certain of the factors affecting the quarter are subject to estimation and cannot be precisely quantified at this time, the actual loss for the quarter ultimately may be greater or less than our forecasted loss by as much as several million dollars. We continue to work through our present challenges, and expect to see substantial improvement in our consolidated operating results for the 1996 fourth quarter."

         IVAX expects to issue a news release reporting its definitive 1996 third quarter earnings in late October or early November. The estimated restructuring charge, combined with the anticipated loss for the third quarter, is expected to result in IVAX being out of compliance with the provisions of its revolving line of credit agreement. IVAX is working with the participating banks to obtain a waiver of any default and to amend the credit agreement.

         "U.S. generic drug sales are poised to double over the next three to five years," said Dr. Frost. "With today's initiatives, we are committed to building a leaner, stronger generic drug business to capture a greater share of this market. At the same time, we are increasing our commitment to our proprietary drug development programs, for therein lies the key to sustained future growth."

         "Affirming our resolve in this regard, we were pleased to announce today that we received clearance from the FDA to begin marketing our patented prescription medication


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IVAX Corporation
September 30, 1996
Page 4


Elmiron/registered mark/. Elmiron/registered mark/ is our medication for the pain or discomfort associated with INTERSTITIAL CYSTITIS (IC), a chronic, progressive and debilitating urinary bladder disease afflicting primarily women. IC is a disease characterized by severe bladder and pelvic pain, and urinary frequency. Other than Elmiron/registered mark/, there is no effective orally-administered treatment for the symptoms of this incapacitating disease. We continue to study Elmiron/registered mark/ for other indications as well, and have entered into a Collaborative Research and Development Agreement with the National Institutes of Health to study Elmiron/registered mark/'s activity in the reversal of certain forms of advanced kidney disease."

         "Elmiron/registered mark/ is IVAX' first innovative new drug approved by the FDA for marketing in the U.S. In addition to being important news for IC sufferers across the country, our Elmiron/registered mark/ approval is a major step towards our goal of offsetting the inherent volatility of earnings derived from our generic drug business with a range of proprietary new drugs to provide for more balanced future growth."

         "Other innovative drug projects in our portfolio include Cervene/registered mark/ for the mitigation of central nervous system damage following ischemic stroke, and Paxene/trademark/ for the treatment of breast, ovarian and other cancers. Both projects are in Phase III Clinical Trials, and New Drug Applications for these compounds are expected to be submitted to the FDA during 1997. IVAX is also developing innovative products for the treatment of asthma, including products which feature our patented breath-activated metered dose inhaler called Easi-Breathe/trademark/. These innovative products, if approved, will be of tremendous therapeutic and commercial significance, and should combine with our greater efficiencies to significantly enhance IVAX' growth prospects in the intermediate and long term."

         STATEMENTS MADE IN THIS PRESS RELEASE, INCLUDING THOSE RELATING TO THE ESTIMATED COST REDUCTIONS, THE AMOUNT OF THE RESTRUCTURING CHARGE EXPECTED IN THE THIRD QUARTER, THE PURCHASE OF THE KIRKLAND FACILITY, THE TIME FRAMES FOR CLOSING AND CONSOLIDATING FACILITIES AND ELIMINATING EMPLOYEE POSITIONS, THE EXPECTED MANUFACTURING COSTS OF PRODUCTS MADE AT THE KIRKLAND FACILITY, THE EXPECTED TRANSFER OF VERAPAMIL PRODUCTION FROM MIAMI TO IRELAND, THE AMOUNT OF THE WRITE-OFF EXPECTED IN THE THIRD QUARTER RELATING TO THE WHOLESALER CUSTOMER'S RECEIVABLE, THE EXPECTED LOSS FOR THE THIRD QUARTER, EXPECTATIONS FOR THE FOURTH QUARTER, THE PROSPECTS OF THE GENERIC DRUG INDUSTRY, AND THE EXPECTED SUBMISSIONS OF NDAS FOR CERVENE /REGISTERED MARK/ AND PAXENE /TRADEMARK/, ARE FORWARD LOOKING AND ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THESE STATEMENTS. AMONG OTHER THINGS, THE COST REDUCTIONS ARE ESTIMATED BASED ON PRELIMINARY INFORMATION AS WELL AS CERTAIN ASSUMPTIONS WHICH MANAGEMENT BELIEVES TO BE REASONABLE AT THIS TIME AND ARE SUBJECT TO THE SUCCESSFUL COMPLETION OF THE ACTIONS DESCRIBED IN THIS PRESS RELEASE; THE EXPECTED RESTRUCTURING CHARGE IS AN ESTIMATE BASED ON CERTAIN ASSUMPTIONS WHICH MANAGEMENT BELIEVES TO BE REASONABLE AT THIS TIME; THE PURCHASE OF THE KIRKLAND FACILITY IS SUBJECT TO A NUMBER OF CONTRACTUAL CONDITIONS, INCLUDING GOVERNMENTAL APPROVALS; THE TIMING OF THE CLOSING AND CONSOLIDATING OF FACILITIES AND THE ELIMINATION OF EMPLOYEE POSITIONS ARE SUBJECT TO THE ACQUISITION OF THE KIRKLAND FACILITY, THE CONSTRUCTION AND LEASING OF THE KENTUCKY DISTRIBUTION CENTER, AND FDA APPROVAL TO TRANSFER


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IVAX Corporation
September 30, 1996
Page 5


MANUFACTURING OF CERTAIN PRODUCTS; THE AMOUNT OF THE WRITE-OFF OF THE
WHOLESALER CUSTOMER'S RECEIVABLE IS SUBJECT TO DEVELOPMENTS IN THE RELATED REORGANIZATION WHICH COULD IMPACT THE VALUE OF THE RECEIVABLE; THE TRANSFER OF VERAPAMIL PRODUCTION IS SUBJECT TO FDA APPROVAL; AND THE EXPECTED SUBMISSIONS OF NDAS FOR CERVENE/REGISTERED MARK/ AND PAXENE/TRADEMARK/ ARE SUBJECT TO THE SUCCESSFUL COMPLETION OF CLINICAL TRIALS AND THE DEVELOPMENT OF ADDITIONAL DATA REQUIRED FOR THE NDAS. THE WAIVER OF, AND AMENDMENT TO, THE CREDIT AGREEMENT IS SUBJECT TO THE DISCRETION OF THE PARTICIPATING BANKS. EXPECTATIONS CONCERNING FINANCIAL RESULTS FOR THE 1996 THIRD AND FOURTH QUARTERS ARE NOT ACTUAL RESULTS AND ARE BASED ON PRELIMINARY ESTIMATES AS WELL AS CERTAIN ASSUMPTIONS WHICH MANAGEMENT BELIEVES TO BE REASONABLE AT THIS TIME, INCLUDING ESTIMATES AND ASSUMPTIONS CONCERNING THE PRICE AND NUMBER OF COMPETITORS FOR IVAX' GENERIC DRUGS, THE VOLUME AND PRODUCT MIX OF SALES, AND THE LEVELS OF REQUIRED RESERVES FOR RETURNS, SHELF STOCK ADJUSTMENTS, AND OTHER ITEMS. THE U.S. GENERIC DRUG INDUSTRY IS EXTREMELY COMPETITIVE, WITH PRICING DETERMINED BY MANY FACTORS, INCLUDING THE NUMBER AND TIMING OF PRODUCTS INTRODUCTIONS. ALTHOUGH THE PRICE OF A GENERIC DRUG PRODUCT GENERALLY DECLINES OVER TIME AS COMPETITORS INTRODUCE ADDITIONAL VERSIONS OF THE PRODUCT, THE ACTUAL DEGREE AND TIMING OF PRICE COMPETITION IS NOT PREDICTABLE. IN ADDITION TO THE FACTORS SET FORTH ELSEWHERE IN THIS RELEASE, THE ECONOMIC, COMPETITIVE, GOVERNMENTAL, TECHNOLOGICAL AND OTHER FACTORS IDENTIFIED IN IVAX' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION COULD AFFECT THE FORWARD LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE.


                                    CONTACT:

                                 Joseph C. Jones
                                Vice President -
                               Investor Relations
                                IVAX Corporation
                                  305-575-6042



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